Exhibit 23


   INDEPENDENT AUDITORS' CONSENT
   -----------------------------



   We consent to the incorporation by reference in this Registration Statement of Idaho Power Company on Form S-8 of Deloitte & Touche report dated January 31, 1994, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for income taxes and postretirement benefits), appearing in the Annual Report on Form 10-K and Deloitte & Touche reports dated April 12, 1994, appearing in the Annual Report on Form 11-K of the Idaho Power Company Employee Stock Ownership Plan for the year ended December 31, 1993 and the Annual Report on Form 11-K of the Idaho Power Company Employee Savings Plan for the year ended December 31, 1993, respectively. We also consent to the reference to Deloitte & Touche LLP under the heading "Interests of Named Experts and Counsel" which is part of this Registration Statement.


   DELOITTE & TOUCHE LLP

   October 18, 1994